Exhibit 11.3

July 2, 2019

VIA EMAIL CORRESPONDENCE

Foresight Valuation Group, LLC

Attn: Efrat Kasznik

Re: Consent to Use of Information in Company Materials

Dear Efrat:

Blockstack PBC (the “Company”) is contemplating an offering or offerings of its Stacks Tokens (the “Transactions”).  Among other steps, the Company has filed an offering statement on Form 1-A (including all exhibits thereto, collectively, the “Offering Statement”), with the Securities and Exchange Commission (the “SEC”).

We request your consent to cite in the Offering Statement, all subsequent amendments and filings related thereto, any materials relating to the Transactions, and any subsequent filings, reports or other documents that may be required to be made with, or submitted to, the SEC or any other relevant securities regulatory authorities after the offering by the Company (collectively, the “Company Materials”), information regarding your valuation of the Company and the Stacks Tokens (collectively, the “Information”).

By countersigning this letter, you consent to the Company’s use of the Information in the Company Materials

Sincerely,

BLOCKSTACK TOKEN LLC

		By:	/s/ Jesse Soslow

		Name:	Jesse Soslow

		Title:	Head of Legal & Finance

AGREED AND ACCEPTED BY:

FORESIGHT VALUATION GROUP, LLC

By:	/s/ Efrat Kasznik

Name:	Efrat Kasznik

Title:	President

Date:	7/2/2019